February 13, 2012

The Majestic Star Casino, LLC

301 Fremont Street

Las Vegas, Nevada 89101

Re:	Registration Statement for $100,600,000 Aggregate Principal Amount of 12.5%/14.5% Second Lien Senior Secured Notes due 2016 and Related Guarantees

Ladies and Gentlemen:

We have acted as Mississippi counsel in the State of Mississippi (the “State”) for The Majestic Star Casino, LLC, an Indiana limited liability company (the “Company”), and Majestic Mississippi, LLC (formerly known as Barden Mississippi Gaming, LLC), a Mississippi limited liability company (the “Mississippi Guarantor”) in connection with the Registration Statement on Form S-4 (together with all exhibits attached thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed offer by the Company to exchange (the “Exchange Offer”) up to $100,600,000 aggregate principal amount of the Company’s 12.5%/14.5% Second Lien Senior Secured Notes due 2016 (the “Old Notes”) guaranteed (the “Old Guarantees”) by the Note Guarantors (as defined in the Indenture, as defined below) for a like principal amount of the Company’s 12 1/2% / 14 1/2% Second Lien Senior Secured Notes due 2016 (the “New Notes,” and together with the Old Notes, the “Notes”) guaranteed by the Note Guarantors (the “New Guarantees,” and together with the Old Guarantees, the “Guarantees”) and registered under the Securities Act. The Old Notes and Old Guarantees have been, and the New Notes and the New Guarantees will be, issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture dated December 1, 2011 (the “Indenture”), among the Company, the Mississippi Guarantor, the other Note Guarantors named therein, and Wilmington Trust, National Association, as trustee, a copy of which was filed as an exhibit to the Registration Statement. Capitalized terms used herein without definition shall have the meanings assigned thereto in the Indenture.

As such special Mississippi counsel, and for the purpose of rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including, but not limited to, the following:

(i)	the Registration Statement;

(ii)	the Indenture;

(iii)	the Notes;

(iv)	the Guarantees;

February 13, 2012

(v)	the certificate dated as of December 1, 2011 of the duly elected, qualified and authorized secretary of the Mississippi Guarantor given in connection with the Indenture and Guarantees as to certain factual matters (the “Original Officer Certificate”);

(vi)	the certificate dated as of as of December 1, 2011 of the duly elected, qualified and authorized secretary of the Mississippi Guarantor, delivered in connection with the Indenture and Guarantees as to certain factual matters (the “Original Secretary Certificate”);

(vii)	the certificate dated as of the date hereof of the duly elected, qualified and authorized secretary of the Mississippi Guarantor, delivered in connection with the Indenture and Guarantees (the “Bring Down Secretary Certificate,” and together with the Original Officer Certificate and the Original Secretary Certificate, the “Officer Certificates”);

(viii)	the articles of incorporation and bylaws, each as amended through the date hereof and as certified by the Officer Certificates, of the Mississippi Guarantor (respectively, the “Articles of Incorporation” and “Bylaws”);

(ix)	the resolutions adopted by the board of directors of the Mississippi Guarantor dated as of December 1, 2011 with respect to the transactions referred to in the Indenture and Guarantees and as certified by the Officer Certificates; and

(x)	the certificate of existence for the Mississippi Guarantor, as issued by the Secretary of State of the State of Mississippi on February 13, 2012 (the “Certificate of Existence”);

The documents listed above in paragraphs (i) through (iv), inclusive, are hereinafter collectively referred to as the “Operative Documents.” The documents listed above in paragraphs (v) through (ix), inclusive, are hereinafter collectively referred to as the “Organizational Documents.”

We have been furnished with, and have relied upon, as to factual matters only, the Organizational Documents, the Certificate of Existence, the Officer Certificates and assurances of the officers and other representatives of the Company and Mississippi Guarantor, and of public officials as we have deemed necessary for the purpose of rendering the opinions set forth herein, and upon the statements of fact and the representations and warranties as to factual matters contained in the Operative Documents; however, except as otherwise expressly indicated herein, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof or to determine the accuracy of any such statement of fact, representation or warranty contained in the Operative Documents, Organizational Documents, Certificate of Existence, or Officer Certificates, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Company or Mississippi Guarantor.

February 13, 2012

In rendering this opinion we have assumed, without having made any independent investigation of the facts, except with respect to matters of state law on which we have opined below, the following:

(i) the genuineness of all signatures and the legal capacity of all persons executing any document on behalf of any party, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies and that there are no oral or written agreements or understandings that would in any manner vary the terms and provisions of the documents that we have examined or which would have an effect on the opinions expressed herein;

(ii) the correctness and accuracy through the date hereof of all records reviewed, of all facts (other than legal conclusions) set forth in the Officer Certificate and Good Standing Certificate, and of the representations and warranties set forth in and statements of fact made in the Documents, and we have not undertaken any independent review or investigation to determine the existence or absence of such factual matters;

(iii) that, other than the Mississippi Guarantor, each party to any Document:

(a) is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be,

(b) is duly qualified to do business in the State, if such qualification is necessary, and

(c) has the requisite corporate or other organizational power and authority to conduct the business contemplated by and to perform its obligations under the Documents;

(iv) that the Documents and the performance of the parties thereunder have been duly authorized by each party thereto, other than the Mississippi Guarantor, and that the Registration Statement and Indenture have been executed and delivered by the parties thereto, other than the Mississippi Guarantor, for good consideration received by each such party;

(v) that the authorization, execution, delivery and performance of the Documents by the parties thereto, other than the Mississippi Guarantor, do not and will not violate the corporate articles and bylaws or other organizational documents of the respective parties and, other than the Mississippi Guarantor, do not or will not violate or conflict with any law, order, writ, injunction, or decree of any court, administrative agency or other Governmental Authority applicable to such parties;

(vi) that no material mistake of fact or misunderstanding, fraud, duress or undue influence has been involved in the negotiation of the Documents or the consummation of the transactions contemplated by the Indenture or the Exchange Offer;

(vii) that the Mississippi Guarantor will derive substantial benefit from the Exchange Offer;

(viii) that the business conducted by the Mississippi Guarantor in the State (except for the execution and delivery by the Mississippi Guarantor of the Documents to which it is a party, and its performance of the Exchange Offer contemplated thereby) and the ownership, lease or otherwise use of any property by the Mississippi Guarantor in connection with such business, does not violate any applicable requirement of State law; and

February 13, 2012

(ix) that each of the Documents and other related documents executed by the parties thereto prior to the date hereof remains in full force and effect and has not been cancelled, rescinded or otherwise modified by any such parties except as described above.

While certain members of our firm are admitted to practice in jurisdictions other than the State, for purposes of this letter, we have examined only the laws of the State. No opinion is expressed herein with respect to (i) the qualification of the New Notes or New Guarantees under the securities or blue sky laws of any federal, state or foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) the laws of any county, municipality or any other political subdivision or local governmental agency or authority.

On the basis of such examination, our reliance upon the assumptions contained herein and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications contained herein, we are of the opinion that:

1.	The Mississippi Guarantor is a limited liability company validly existing and, based solely on the Good Standing Certificate, in good standing under the laws of the State.

2.	The Mississippi Guarantor has all requisite limited liability company power and authority to (a) execute and deliver, and perform its obligations under, the Indenture and the New Guarantees to be endorsed on the New Notes by the Mississippi Guarantor and (b) consummate the Exchange Offer.

3.	The execution and delivery by the Mississippi Guarantor of, and the performance by the Mississippi Guarantor of its obligations under, the Indenture and the New Guarantees to be endorsed on the New Notes by the Mississippi Guarantor and the consummation of the Exchange Offer have been duly authorized by the Mississippi Guarantor.

The opinions expressed herein are based upon the applicable laws, regulations and ordinances in effect as of the date of this opinion. In delivering this letter to you, we are not undertaking to apprise you of any transactions, events or occurrences taking place after the date of this letter of which we may acquire any knowledge or of any change in any applicable laws taking place after the date of this letter which may affect our opinions set forth herein.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State. This opinion is limited to the effect of the current state of the laws of the State and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

February 13, 2012

We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and to the reference to our firm contained in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. We further consent to your providing this opinion to Honigman Miller Schwartz and Cohn LLP and the reliance by Honigman Miller Schwartz and Cohn LLP on this opinion in connection with the filing of its opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent,
Carrère & Denègre L.L.P.